SIGMA LABS, INC. ANNOUNCES A STRATEGIC ACQUISITION EXPECTED TO PLAY A

MAJOR ROLE IN MARKETING OF ITS PROPRIETARY TECHNOLOGIES

SANTA FE, NEW MEXICO - December 27, 2011 - Sigma Labs, Inc. (OTCBB: SGLB.OB) announced today that it has entered into a definitive agreement to acquire privately owned Sumner Associates, Inc. and La Mancha Company, both of whom are under the same management team. Sumner Associates and La Mancha Company provide consulting services to the private and public sectors, especially with regard to emerging technologies and alternative applications of established technologies. The transaction is expected to close on or about December 31, 2011.

Richard Mah, CEO of Sigma Labs, states that "Sumner Associates will bring unparalleled high-level experts to our company, including former Los Alamos Physics Division Director Damon Giovanielli, and Ambassador and Lt. Gen. Gordon Sumner. We expect the acquisition will add over $1.2M in new revenue and open up marketing and sales opportunities for our reactive munitions and materials products within the Federal government and defense industrial markets." Damon Giovanielli, President of Sumner Associates, Inc. states, “I am very pleased to become a member of the Sigma Labs family and look forward with anticipation to the exciting opportunities for the company in the months ahead.”

About Sigma Labs, Inc.

Sigma Labs, Inc. comprises leading scientists and engineers from Los Alamos National Laboratory with over 75 years of combined industrial R&D experience. They develop manufacturing and materials technologies and R&D solutions for first-tier integrators like Boeing, Honeywell, Pratt & Whitney, and other commercial firms around the globe. Sigma Labs, Inc. has current contracts with Federal Government and private industry clients to develop technologies from their conception through the design, building, and testing of prototype systems by integrating sensing, software, materials and manufacturing technology risk-reduction solutions. Visit Sigma Labs at www.sigmalabsinc.com which includes the Company’s recently filed quarterly report on Form 10-Q.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our Report on Form 8-K that was filed in connection with the transaction we recently completed with B6 Sigma. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Sigma Labs, Inc.

Mark Cola, President of Sigma Labs, Inc., +1-505-438-2576